Exhibit 10.1

NORTEL SPECIAL INCENTIVE PLAN

I.	PLAN OBJECTIVE

The Nortel Special Incentive Plan (the “Plan”) is designed to provide cash incentive payments (the “Payments”) to certain employees of Nortel Networks Inc. (“NNI”), Nortel Networks Limited (“NNL”) and certain of their direct and indirect subsidiaries and affiliates participating in the Plan (each a “Participating Employer” and collectively, the “Company”) in positions within Nortel Business Services (“NBS”) or Nortel Finance and Corporate Services (“Corporate Group”) to encourage the achievement of certain performance targets and other business goals important to the Company, including a successful conclusion of its proceedings under the Companies’ Creditors Arrangement Act (Canada) and the US Bankruptcy Code (the “Proceedings”), compliance with its obligations under various transaction agreements and the wind down of various Company entities during the Plan Term (as defined below).

II.	PARTICIPATING EMPLOYERS AND EMPLOYEES

(a)	The Participating Employers and the employees of the Participating Employers who may participate in the Plan have been selected in accordance with criteria approved by the Boards of Directors of NNL and NNI (the “Board”).

(b)	Each employee of a Participating Employer selected for participation in the Plan shall receive a letter (each, a “Participation Letter”) that sets forth the Target Payment Amount (as defined below) that he or she may be eligible to receive under the Plan with respect to each applicable Plan Period (as defined below) and requires such employee to be bound by the terms and conditions of the Plan, including any amendments thereto. Upon execution and timely return of the Participation Letter in accordance with its terms, such employee shall become a participant in the Plan (a “Plan Participant”) and will be eligible to receive a Payment.

(c)	As set forth on Appendix A, based on Job Complexity Indicator and Job Family Group, each Plan Participant employed by the Company in a position within NBS (an “NBS Plan Participant”) will be identified as either “NBS Group A,” “NBS Group B,” or “NBS Group C” and each Plan Participant employed by the Company in a position within Corporate Group (a “Corporate Plan Participant”) will be identified as either “Corporate Group A” or “Corporate Group B” (each of the foregoing, a “Plan Participant Group”).

III.	PAYMENT AMOUNTS

(a)	Subject to Section IV(c) of the Plan, each Plan Participant will be eligible to receive a Payment in respect of each Plan Period up to an amount (the “Target Payment Amount”) set forth in the Participation Letter determined in accordance with the criteria approved by the Board, pursuant to the guidelines established by the Board from time to time.

(b)	Each Plan Participant’s Target Payment Amount shall be comprised of a component conditioned upon completion of the Plan Participant’s role during the Plan Term in furthering the business purposes of NBS and Corporate Group, as applicable, in the relevant Plan Period (the “Completion Payment”) and may also include a component based upon the achievement of specific performance metrics established by the Board in its sole discretion (the “Performance Metrics”) for the Plan Period (the “Performance Payment,” and together with the Completion Payment, the “Payment Amounts”). With respect to NBS Plan Participants in NBS Group A and NBS Group B, two thirds of the Target Payment Amount shall be allocated to the Performance Payment and one third shall be allocated to the Completion Payment. With respect to NBS Plan Participants in NBS Group C, one half of the Target Payment Amount shall be allocated to the Performance Payment and one half shall be allocated to the Completion Payment. With respect to Corporate Plan Participants, all of the Target Payment Amount shall be allocated to the Completion Payment.

(c)	In the event that, following the Effective Date (as defined below), a Plan Participant is reassigned to a different Plan Participant Group, including a Plan Participant employed within NBS who becomes employed within Corporate Group (or vice versa), the Board may in its discretion elect to modify the terms of the Payment for such Plan Participant. In the event that the Board elects to modify a Plan Participant’s Target Payment Amount pursuant to this Section III(c), the affected Plan Participant shall receive an amended Participation Letter setting forth the terms of the new Payment that he or she may be eligible to receive under the Plan and any necessary reconciliation with respect to the terms of the prior Payment. Notwithstanding anything to the contrary in this Section III(c), any modification made to the terms of a Plan Participant’s Payment pursuant to this Section III(c) shall be made in compliance with Section 409A (as defined below).

(d)	In the event that the Board determines that certain additional performance metrics to be developed by the Board together with the Unsecured Creditors Committee, the Ad Hoc Bondholder group, Ernst & Young Inc. as the Monitor appointed under the Companies’ Creditors Arrangement Act and the NNI Principal Officer (together, the “Group”) have been achieved, the Board may (subject to the approval of the U.S. Bankruptcy Court for the District of Delaware, the Ontario Superior Court of Justice and other approvals which may be required, including by the Group) pay additional amounts under the Plan to any current or former Plan Participant(s) subject to such terms and conditions as may be established at such time; provided, however, that such additional bonus amounts will be permitted to be paid only to the extent that such amounts in the aggregate do not exceed US$20,000,000.

(e)	Except as required by applicable law or the terms of Company benefit plans or programs, Payments will not be taken into account for purposes of Company benefits in which a Plan Participant may participate and will not be included in “eligible earnings” for purposes of capital accumulation and retirement plans offered in various jurisdictions by the Company. Where required, deductions will be made from the Payments paid in accordance with the specific capital accumulation and retirement plan in which the Plan Participant participates.

IV.	PLAN PERIODS

(a)	The Plan shall have two periods (each a “Plan Period”). The “First Plan Period” shall commence on January 1, 2010 and end on December 31, 2010. The “Second Plan Period” shall commence on January 1, 2011 and end on December 31, 2011.

(b)	With respect to each Plan Period, a Plan Participant’s actual Performance Payment shall be determined by reference to the level of achievement, as determined by the Board, in respect of Performance Metrics established by the Board to measure relevant performance during such Plan Period. The target Performance Payment, as described in the Participation Letter, in respect of the First Plan Period shall be known as a “Year One Target Performance Payment.” The actual amount to be paid following the applicable determination by the Board of the achieved performance level in respect of the Year One Target Performance Payment shall be known as the “Year One Actual Performance Payment.” The target Performance Payment, as described in the Participation Letter, in respect of the Second Plan Period shall be known as a “Year Two Target Performance Payment.” The actual amount to be paid following the applicable determination by the Board of the achieved performance level in respect of the Year Two Target Performance Payment shall be known as the “Year Two Actual Performance Payment.” A Completion Payment in respect of the First Plan Period shall be known as a “Year One Completion Payment.” A Completion Payment in respect of the Second Plan Period shall be known as a “Year Two Completion Payment.”

(c)	Except as otherwise provided in the applicable Participation Letter, a Plan Participant shall be eligible to participate in the Second Plan Period, and shall be eligible for a Year Two Completion Payment and, if applicable, a Year Two Actual Performance Payment, only if such Plan Participant is actively employed by the Company on January 1, 2011 and before that date has not received notice of the Company’s intention to terminate such Plan Participant’s employment.

V.	PAYMENT PROCESS

(a)	Following completion of each Plan Period, the Board will determine the amount of the Year One Actual Performance Payment or Year Two Actual Performance Payment, as applicable, with respect to each Plan Participant based upon its determinations regarding the level of achievement by the relevant entity in respect of the targets established by the Board for the applicable Performance Metrics. In the event that the Board determines that the relevant entity’s performance did not meet the target performance level established by the Board with respect to any particular Performance Metric(s), the Board may (but is not required to) decide in its sole discretion that an amount less than the Target Performance Payment (including zero) is appropriate with respect to the relevant Plan Period. In no event shall a Year One Actual Performance Payment or a Year Two Actual Performance Payment be in an amount in excess of the applicable Target Performance Payment. For the avoidance of doubt, any determination of performance related to the Performance Metrics required pursuant to the Plan shall be made in the sole discretion of the Board.

(b)	Subject to Sections VII and X, payment of any portion of any Payment payable upon completion of the First Plan Period will be made in a lump sum cash payment as soon as practicable following March 1, 2011, but in no event later than April 30, 2011. Payment of any portion of any Payment payable upon completion of the Second Plan Period will be made in a lump sum cash payment as soon as practicable following March 1, 2012, but in no event later than April 30, 2012.

(c)	Subject to Section VII, the Payment of each Plan Participant will be paid in the amounts and at the times set forth below for his or her applicable Plan Participant Group so long as, on the date the Payment is paid (the “Payment Date”), such Plan Participant is either (i) actively employed by a Participating Employer or (ii) an inactive employee of a Participating Employer as a result of short- or long-term disability or other leaves of absence approved by the relevant Participating Employer and not constituting a “separation from service” as defined in Section 409A (“Approved LOA”):

(i)	NBS Group A:

1.	100% of both the Year One Actual Performance Payment and Year Two Actual Performance Payment (as determined by the Board pursuant to Section V(a)) following the completion of the Second Plan Period;

2.	50% of the Year One Completion Payment following the completion of the First Plan Period; and

3.	50% of the Year One Completion Payment and 100% of the Year Two Completion Payment following the completion of the Second Plan Period.

(ii)	NBS Group B:

1.	100% of the Year One Actual Performance Payment (as determined by the Board pursuant to Section V(a)) following the completion of the First Plan Period;

2.	100% of the Year Two Actual Performance Payment (as determined by the Board pursuant to Section V(a)) following the completion of the Second Plan Period; and

3.	100% of both the Year One Completion Payment and Year Two Completion Payment following the completion of the Second Plan Period.

(iii)	NBS Group C:

1.	100% of the Year One Actual Performance Payment (as determined by the Board pursuant to Section V(a)) following the completion of the First Plan Period;

2.	100% of the Year Two Actual Performance Payment (as determined by the Board pursuant to Section V(a)) following the completion of the Second Plan Period;

3.	100% of the Year One Completion Payment following the completion of the First Plan Period; and

4.	100% of the Year Two Completion Payment following the completion of the Second Plan Period.

(iv)	Corporate Group A: 100% of both the Year One Completion Payment and Year Two Completion Payment following the completion of the Second Plan Period.

(v)	Corporate Group B:

1.	50% of the Year One Completion Payment following the completion of the First Plan Period; and

2.	50% of the Year One Completion Payment and 100% of the Year Two Completion Payment following the completion of the Second Plan Period.

(d)	For purposes of the Plan, a Plan Participant will be considered to be “actively employed” on those days when he or she is classified as “active” on the applicable Participating Employer’s payroll and has not experienced a “separation from service” as defined in Section 409A.

(e)	If a Plan Participant is not actively employed by a Participating Employer on a Payment Date applicable to the Participant Group to which the Plan Participant is assigned as a result of an Approved LOA, any appropriate Payment Amounts related to that Payment Date will be made to such Plan Participant at the same time as all other Payment Amounts related to such Payment Date are made to other Plan Participants in the same Plan Participant Group who are actively employed on such Payment Date, unless otherwise required by applicable law.

(f)	If a Plan Participant is actively employed by a Participating Employer or is on an Approved LOA on a Payment Date, and was not actively employed for the entire Plan Period(s) relating to any Payment Amounts to be paid on such Payment Date as a result of an Approved LOA, a portion of such Payment Amount will be paid to such Plan Participant on such Payment Date in an amount equal to such Payment Amount multiplied by a fraction the numerator of which is the number of calendar months during the relevant Plan Period in which the Plan Participant was actively employed for at least one day and the denominator of which is 12. Any unpaid portion of such Payment Amount will be forfeited and such Plan Participant will have no further rights under the Plan with respect to such forfeited portion.

(g)	(i) If, at the Company’s request, a Plan Participant transitions from regular full-time employment to regular part-time employment without a change in Plan Participant

Group, all aspects of such Plan Participant’s participation in the Plan, including his or her Target Payment Amount, will remain unchanged.

(ii) If, at a Plan Participant’s request, a Plan Participant transitions from regular full-time employment to regular part-time employment without a change in Plan Participant Group, the dollar amount of any Payment Amount paid to such Plan Participant following such transition to regular part-time employment and attributable to portions of the Plan Period(s) occurring after such transition shall be reduced in proportion with the percentage of a regular full-time schedule that such Plan Participant works as a regular part-time employee.

(h)	If an NBS Plan Participant transfers from one business division to another business division within NBS (e.g., a move from IT to Supply Chain Operations) during a Plan Period, but does not change Plan Participant Groups, such NBS Plan Participant’s Year One Actual Performance Payment (if the transfer occurs during the First Plan Period) or Year Two Actual Performance Payment (if the transfer occurs during the Second Plan Period), as applicable, shall be calculated on a pro-rata basis based on the number of months such NBS Plan Participant was employed in each division (such prorated award, the “Prorated Actual Performance Payment”). For the purposes of determining the Prorated Actual Performance Payment, an NBS Plan Participant will be considered to have been employed by a business division for any month during which he or she was employed by such division on the first business day of such month. The Prorated Actual Performance Payment will be determined based on the Performance Metrics applicable to each portion of the Prorated Actual Performance Payment and otherwise as described in Section V(a) of the Plan. Notwithstanding anything to the contrary herein, in no event shall an NBS Plan Participant’s Prorated Actual Performance Payment exceed the amount of such NBS Plan Participant’s applicable Year One Target Performance Payment or Year Two Target Performance Payment.

(i)	Notwithstanding anything in the Plan to the contrary, if the Board, in its sole discretion, upon consideration of facts and circumstances determined by the Board to be relevant, concludes that a Plan Participant has committed intentional misconduct, as defined in the Policy Regarding Recoupment of Incentive Compensation relating to the forfeiture and/or recoupment of incentive compensation, the Plan Participant will forfeit any Unpaid Payments (as defined below) and/or reimburse his or her Participating Employer the amount of the Payment Amounts received, as determined by the Board.

VI.	PLAN ADMINISTRATION

The Board shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan.

VII.	TERMINATION OF EMPLOYMENT

(a)	Upon the involuntary termination of employment of a Plan Participant by the Company for Cause (as defined below) by a Participating Employer or voluntary termination of employment by a Plan Participant for any reason (other than a voluntary termination in connection with a Transfer (as defined below)), the right to any unpaid Payment Amount(s) (the “Unpaid Payments”) of such Plan Participant will be forfeited on the date of such employment termination and such Plan Participant will have no further rights under the Plan.

(b)	Except as stated to the contrary in a Plan Participant’s Participation Letter, upon the involuntary termination of employment of a Plan Participant (other than a Plan Participant identified as NBS Group A (an “NBS Group A Plan Participant”)) by the Company during the First Plan Period for reasons determined by the Board to be other than an involuntary termination for Cause, the following shall apply: (i) any Unpaid Payment that is a Year One Completion Payment will be accelerated and paid in accordance with Section VII(i) of the Plan and (ii) any Unpaid Payment that is a Year One Actual Performance Payment shall be paid at the same time as all other such Year One Actual Performance Payments are made to other Plan Participants in the same Plan Participant Group who are actively employed on the relevant Payment Date, unless otherwise required by applicable law. A Plan Participant whose employment is terminated in accordance with this Section VII(b) shall not be eligible for any portion of the Year Two Target Performance Payment or Year Two Completion Payment, as described in Section IV above.

(c)	Subject to Section IV(c) of the Plan, upon the involuntary termination of employment of a Plan Participant (other than an NBS Group A Plan Participant) by the Company during the Second Plan Period for reasons determined by the Board to be other than an involuntary termination for Cause, the following shall apply: (i) any Unpaid Payments that are Completion Payments will be accelerated and paid in accordance with Section VII(i) of the Plan and (ii) any Unpaid Payments that are Year One Actual Performance Payments or Year Two Actual Performance Payments shall be paid at the same time as all other such Year One Actual Performance Payments and/or Year Two Actual Performance Payments are made to other Plan Participants in the same Plan Participant Group who are actively employed on the relevant Payment Date, unless otherwise required by applicable law.

(d)

Upon the termination of employment of a Plan Participant during the First Plan Period due to such Plan Participant’s death, any Unpaid Payments that are Year One Completion Payments or Year One Target Performance Payments will be accelerated and paid as soon as practicable, but no later than the 30th day following the date of termination of employment. Any Year One Target Performance Payments accelerated pursuant to this Section VII(d) shall be made in the amount set forth with respect to the Year One Target Performance Payments in such Plan Participant’s Participation Letter. A Plan Participant whose employment is terminated in accordance with this Section VII(d) shall not be eligible for any portion of the Year Two Target Performance Payment or Year Two Completion Payment, as described in Section IV above.

(e)

Subject to Section IV(c) of the Plan, upon the termination of a Plan Participant during the Second Plan Period due to such Plan Participant’s death, any Unpaid Payments will be accelerated and paid as soon as practicable, but no later than the 30th day following the date of termination of employment. Any Performance Payments accelerated pursuant to this Section VII(e) shall be made based on the amount set forth with respect to the Year One Target Performance Payment and/or Year Two Target Performance Payment, as applicable, in such Plan Participant’s Participation Letter.

(f)	For the purposes of the Plan, “Cause” shall mean inappropriate actions or inactions, misconduct, breach of an agreement with the Company or unsatisfactory performance by a Plan Participant or cause (as “cause” is legally defined, if at all, in the relevant jurisdiction) as determined by the Board in its sole discretion.

(g)

Subject to Section IV(c) of the Plan, upon the involuntary termination of employment of an NBS Group A Plan Participant by the Company for reasons determined by the Board to be other than an involuntary termination for Cause, or upon any termination of employment of an NBS Group A Plan Participant due to a Transfer, the following shall apply: (i) any Unpaid Payment that is a Year One Actual Performance Payment will be accelerated and paid on (x) May 31, 2011, if such termination occurs on or before April 30, 2011 or (y) the 30th day following such termination if such termination occurs after April 30, 2011 and (ii) any Unpaid Payment that is a Year One Completion Payment (or, if such termination occurs during the Second Plan Period, any Unpaid Payment that is a Year One Completion Payment or a Year Two Completion Payment) will be accelerated and paid on the 30th day following such termination (it being understood that any payment made on the regular payroll date applicable to the relevant Participating Employer’s first full payroll period following May 31, 2011 or the 30th day following such termination, as applicable, pursuant to this Section VII(g) will be deemed to have been made on May 31, 2011 or the 30th day following such termination, as applicable). If such termination occurs during the First Plan Period, such terminated NBS Group A Plan Participant shall not be eligible for any portion of the Year Two Target Performance Payment or Year Two Completion Payment, as described in Section IV above. If such termination occurs during the Second Plan Period, any Unpaid Payments that are Year Two Actual Performance Payments shall be paid at the same time as all other such Year Two Actual Performance Payments are made to other NBS Group A Plan Participants who are actively employed on the relevant Payment Date, unless otherwise required by applicable law. Any acceleration of the payment of any Unpaid Payment pursuant to this Section VII(g) shall be contingent upon the terminated Plan Participant executing and submitting to the Company a release in a form to be determined and provided by the Company (the “Release”) of all claims related to the Plan. Any Unpaid Payment accelerated pursuant to this Section VII(g) shall paid on the date described above, provided that, on or before such payment date, (i) such terminated Plan Participant has executed and submitted to the Company the Release and (ii) any statutory period during which such terminated Plan Participant is entitled to revoke the Release has expired without any such revocation having occurred.

(h)	In the event that a Plan Participant’s (other than an NBS Group A Plan Participant) employment with the Company terminates as a result of such Plan Participant’s transfer to a new employer not affiliated with the Company that purchased one or more of the Company’s business units or to which Company services have been outsourced (each, a “New Employer”), such Plan Participant’s employment termination shall be treated in accordance with Sections VII(b) and (c) above, as applicable, provided that both the Company and the New Employer agree in advance in writing to such transfer and the effective date of such transfer (such transfer, a “Transfer”).

(i)

Any acceleration of the payment of any Unpaid Payment pursuant to Section VII(b), (c) or (h) of the Plan) shall be contingent upon the terminated Plan Participant executing and submitting to the Company a Release of all claims related to the Plan and shall be paid on the 30th day following the date of such Plan Participant’s termination of employment, provided that, on or before such 30th day, (i) such terminated Plan Participant has executed and submitted to the Company the Release and (ii) any statutory period during which such terminated Plan Participant is entitled to revoke the Release has expired without any such revocation having occurred, and provided further that, for purposes of the Plan, any payment made on the regular payroll date applicable to the relevant Participating Employer’s first full payroll period following such 30th day pursuant to this Section VII(i) will be deemed to have been made on such 30th day.

VIII.	EFFECTIVE DATE; TERMINATION DATE OF THE PLAN

The Plan shall be effective as of January 1, 2010 (the “Effective Date”) and shall expire on June 30, 2012 (the “Termination Date”) (such period, the “Plan Term”). All rights to Unpaid Payments shall lapse on the Termination Date. For the avoidance of doubt, no payments shall be made under the Plan in connection with any Payment Amount if such Payment Amount has not been paid prior to the Termination Date.

IX.	NO PROMISE OF CONTINUED EMPLOYMENT

The Plan and any Plan Participant’s selection as a participant in the Plan does not, and is in no manner intended to constitute, a promise of employment for any period of time or to change a Plan Participant’s employment status, if applicable, as an at will employee subject to employment termination at any time for any reason.

X.	TAXES; SECTION 409A

(a)	All payments made pursuant to the Plan shall be subject to applicable taxes and standard withholding and deductions as determined by the relevant Participating Employer. Neither the Company nor its officers or agents makes or has made any representation about the tax consequences of any payments made or offered to any Plan Participant under the Plan.

(b)	All payments under the Plan are designed to comply with the requirements of section 409A of the US Internal Revenue Code of 1986 and regulations promulgated thereunder (“Section 409A”). The Plan may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with the benefits and payments to be provided hereunder. Each payment of a Payment Amount or portion thereof contemplated by the Plan will be treated as a separate payment for purposes of Section 409A.

(c)	Notwithstanding anything to the contrary contained in any other provision of the Plan, if a Plan Participant is a “specified employee” (as defined in Section 409A) at the time of his or her “separation from service” (as defined in Section 409A), then any payment otherwise required to be made to such Plan Participant under the Plan on account of his or her separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A) is properly treated as a “deferral of compensation” subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of such Plan Participant’s separation from service, or (ii) if earlier, the date of such Plan Participant’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to such Plan Participant or, if he or she has died, to such Plan Participant’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

(d)	Notwithstanding any other provision of this Plan, for the purposes of the Plan, the date of termination of employment of any Plan Participant shall be the date such Plan Participant has a “separation from service” as defined in Section 409A.

XI.	CONFIDENTIALITY

Subject to applicable law, a Plan Participant’s participation in the Plan, Participation Letter, Target Payment Amounts, Payment Amounts and Payments are confidential and a Plan Participant may not disclose, publicize or discuss his or her participation in the Plan, Participation Letter, Target Payment Amounts, Payment Amounts or Payments with any current or former employee of the Company or any other person except a Plan Participant’s spouse, accountant, financial advisor or attorney, who must be informed by the Plan Participant not to further disclose such confidential information. Notwithstanding the foregoing, the Company may disclose Participants’ participation in the Plan, Participation Letter, Target Payment Amounts, Payment Amounts and Payments as required under applicable law and as it deems necessary in the implementation and administration of the Plan and in the conduct of the Company’s business.

XII.	SEVERABILITY

If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of the Plan and the provision in question shall be modified as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

XIII.	CHOICE OF LAW AND VENUE

The Plan shall be governed by the laws of Ontario and the laws of Canada applicable therein. With respect to any Plan Participant of a Participating Employer that is subject to the Proceedings, such Plan Participant and such Participating Employer will (a) irrevocably and unconditionally consent to the exclusive jurisdiction of the court in which such Participating Employer is subject to the Proceedings, (b) will irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or related to the Plan or any Payment in such court and (c) will further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

XIV.	ENTIRE AGREEMENT AND AMENDMENT

This Plan document (together with the Participation Letters) constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan. Any amendments or modifications of the Plan must be authorized by the Board or a person specifically authorized by the Board to take action with respect to the Plan; provided, in each case, subject to any approvals which may be required in light of the Proceedings. Any agreement between any Plan Participant and the Company with regard to the Plan and its subject matter is hereby superseded.

XV.	NO ASSIGNMENT

The rights of a Plan Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged or encumbered except by will or the laws of descent and distribution.

XVI.	FUNDING

The Plan is an unfunded plan and any and all amounts payable to a Plan Participant under the Plan shall be paid from the general assets of his or her Participating Employer. The obligation under the Plan with respect to any specific Plan Participant shall be the several obligation of his or her Participating Employer and will not be a joint obligation of any other Company entity.

APPENDIX A

Plan Participant Group	Positions, Job Complexity Indicators and Job Family Groups Covered
NBS Group A	Positions within NBS with a Job Complexity Indicator of 55
NBS Group B	Positions within NBS with a Job Complexity Indicator of 5 or 6 (Job Family Group B)
NBS Group C	Positions within NBS with a Job Complexity Indicator of 1-4 (Job Family Group B) or 1-6 (Job Family Group A)
Corporate Group A	Positions within Corporate Group with a Job Complexity Indicator of 55
Corporate Group B	Positions within Corporate Group with a Job Complexity Indicator of 1-6 (Job Family Groups A and B)